Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Markel Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, no par value per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Shares, no par value per share	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Depositary Shares(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Share Purchase Contracts	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Share Purchase Units(4)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

Total Offering Amounts						N/A		N/A

Total Fees Previously Paid								N/A

Total Fee Offsets								N/A

Net Fee Due								N/A

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, exchange or conversion of other securities or that are issued in units.

(2)

In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(3)

Each depositary share of the Registrant will be issued under a deposit agreement and will represent an interest in a fractional share of preferred stock of the Registrant and will be evidenced by a depositary receipt.

(4)

Each Share Purchase Unit will consist of (a) a Share Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of Common Shares and (b) a beneficial interest in Debt Securities, Preferred Shares, Depositary Shares or debt obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Share Purchase Units. Each beneficial interest will be pledged to secure the obligation of the holder to purchase the Common Shares. No separate consideration will be received for the Share Purchase Contracts or the related beneficial interest.